Exhibit 10.1

AGREEMENT FOR CHAIRMAN OF BOARD OF DIRECTORS

This Agreement for Chairman of Board of Directors (the "Agreement") is effective [DATE],

BETWEEN:	Cinnabar Ventures, Inc. (the "Company"), a company organized and existing under the laws of Nevada, with its head office located at:

17595 S Tamiami Trail, Suite 300 Fort Myers, FL 33908

AND:	Linda Starr (the "Director"), an individual located at:

4415 Lago Viento Austin, TX 78734

THIS AGREEMENT is made and entered into effective as of February 7, 2010 (the "Effective Date"), by and between Cinnabar Ventures, Inc. a Nevada corporation, ("Company") and Linda Starr, an individual ("Director").

1. `    TERM

a)
This Agreement shall continue for a period of three years from the Effective Date and shall continue thereafter for as long as Director is elected as Chairman of the Board of Directors ("Chairman") of Company.

b)
Notwithstanding the foregoing and provided that Director has neither voluntarily resigned nor been terminated for "cause", Company agrees to use its best efforts to reelect Director to the Board for a period of two years at the 2013 Annual Meeting of the Shareholders.

2.     POSITION AND RESPONSIBILITIES

a)
Position. Company hereby retains Director to serve as Chairman of the Board of Directors. Director shall perform such duties and responsibilities as are normally related to such position in accordance with Company's bylaws and applicable law, including those services described on Exhibit A, (the "Services"), and Director hereby agrees to use his best efforts to provide the Services. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Company's rules, regulations, and practices as they may from time-to-time be adopted or modified.

b)
Other Activities. Director may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director's obligations under this Agreement or Director's fiduciary obligations to the shareholders, except as set forth in Exhibit B. The ownership of less than a 6 % interest in an entity, by itself, shall not constitute a violation of this duty.

c)
Except as set forth in Exhibit B, Director represents that, to the best of his knowledge, Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of the Chief Executive Officer or a majority of the Board of Directors.

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d)
If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Chief Executive Officer or the Board of such obligation, prior to making such disclosure or taking such action.

3.     COMPENSATION AND BENEFITS

a)
Director's Fee. In consideration of the services to be rendered under this Agreement, Company shall pay Director a fee at the rate of $120,000 per year, which shall be paid monthly, in advance, at a rate of $10,000 per month.

b)
Stock and Stock Options. Company acknowledges that Director is an owner of both Common and Preferred Stock and holds an option to purchase stock in Company, and that the rights attributable to these securities (the "Securities") shall not be affected by the execution of this Agreement. In addition, in consideration of the services to be rendered under this Agreement, Company agrees to grant Director the following 500,000 stock options subject to the approval of the Board of Directors (the "Options"): (1) an option to purchase 500,000 shares of Company's Stock at an exercise price of $0.01 per share, which shall be fully vested on the Effective Date.

c)
In the event (i) of a merger, change in control or sale of Company or (ii) Director either is terminated as a board member or is not reelected, where the Director has not engaged in conduct during his tenure on the board which would constitute "cause" for such termination, as determined by a majority vote of the disinterested board members, any additional shares granted which are unvested shall immediately become fully vested.

d)
Termination for Cause. Company shall have the right to terminate this Agreement and Executive's employment hereunder for cause upon written notice to Executive. The term "cause" shall mean Executive must have (i) been willful, gross or persistent in Executive's inattention to Executive's duties or Executive committed acts which constitute willful or gross misconduct and, after written notice of the same has been given to Executive and he has been given an opportunity to cure the same within thirty (30) days after such notice; or (ii) committed fraud against the Company. If Executive's employment is terminated for cause, as defined above, and Executive does not consent to such termination, the existence of such cause shall be determined by an independent arbitrator appointed by the American Arbitration Association. In connection with the appointment of an arbitrator, both parties agree to submit the question to final and binding arbitration by an appointee of the American Arbitration Association and to cooperate with the arbitrator, with all costs of arbitration paid by the Company.

e)
The removal of Director as Chairman, by itself, shall not affect the vesting schedule. The Options shall be subject to the terms and conditions of Company's standard Stock Option Agreement, as modified by this Agreement. During the term of this Agreement, Director may be granted additional stock options or other equity rights, as determined by Company's Compensation Committee, in its sole discretion.

f)
Benefits. Company will provide Director and their household with medical, dental, eye-care, disability and life insurance benefits in accordance with the benefit plans established by Company for its senior executives (as may be amended from time to time in Company's sole discretion) to the extent allowed under the terms of such plans and will pay all premiums for coverage of Director and his family, including his domestic partner. Director shall also be eligible to participate in any additional benefits made generally available by Company to its senior executives, to the extent allowed by the benefit plans established by Company, which may be amended or terminated at any time in Company's sole discretion; except that Director shall not be entitled to any paid vacation leave.

g)	Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with Company's expense reimbursement guidelines

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h)
Indemnification. Company shall defend and indemnify Director at Company's sole expense to the full extent of applicable state, federal, and international law with respect to all claims, causes of action and adversarial proceedings of every nature to which Executive is or may become subjected in her role as an Officer or Director of Company and Executive shall have the right to select his own counsel. Company's indemnification duty shall survive the termination or expiration of this Agreement. In the event that Company elects to change coverage or carriers for its Directors and Officers insurance ("D & 0 Insurance"), Company shall notify Executive of such change and arrange to purchase, at a minimum, a five-year tail policy for such former insurance policy at the sole expense of Company and deliver evidence of such tail policy to Executive within five (5) days after termination of Company's existing D & 0 Insurance.

i)	Records. Director shall have reasonable access to books and records of Company, as necessary to enable Director to fulfill his obligations as a Director of Company.

4.     TERMINATION

a)
Right to Terminate. At any time, Director may be removed as Chairman as provided in Company's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as Chairman or Director as provided in Company's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director's status as Chairman, except as provided in Company's Certificate of Incorporation, as amended, Company's bylaws, as amended, and applicable law.

b)
Effect of Termination as Chairman Upon a termination of Director's status as Chairman, in which Director remains a Director, this Agreement will terminate, and the Company and Director will sign the Company's standard Director's Agreement, in effect at the time of the termination, subject to any modifications to which both parties mutually agree; provided, however, following such termination and for as long as Director continues to serve as a Director of the Company, the Company will continue to provide Director

c)
and his household with medical, dental and eye-care benefits provided by Section 3(g) and will pay all premiums for coverage of Director and his family, including his household members under such benefit plans as provided in Section 3(g) to the extent allowed under applicable law. Except as provided herein, the Company shall pay to Director all compensation and benefits to which Director is entitled up through the date of termination, and thereafter, all of the Company's obligations under this Agreement shall cease.

d)
Effect of Termination as Director. Upon a termination of Director's status as a Director, this Agreement will terminate; Company shall pay to Director all compensation and benefits to which Director is entitled up through the date of termination; and Director shall be entitled to his rights under Florida and any other applicable law. Thereafter, all of Company's obligations under this Agreement shall cease, except as provided in Sections Section 5.

5.     TERMINATION OBLIGATIONS

a) Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to his services belong to Company and shall be promptly returned at the request of Company.

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b)
Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with Company by virtue of his position as Chairman, except that Director shall continue to serve as a director if elected as a director by the shareholders of Company as provided in Company's Certificate of Incorporation, as amended, Company's bylaws, as amended, and applicable law.

c)
Director agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company's expense) in the defense of any action brought by any third party against Company that relates to the Services.

d)	The Company and Director agree that their obligations under this Section, as well as Section 6, shall survive the termination of this Agreement.

6.     NONDISCLOSURE OBLIGATIONS

Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by Director as a result of performing the Services.

"Proprietary Information" means all information pertaining in any manner to the business of Company, unless
i)	the information is or becomes publicly known through lawful means;

ii)	the information was part of Director's general knowledge prior to his relationship with Company; or

iii)	the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.

7.    DISPUTE RESOLUTION

a)
Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Director (and his attorneys, successors, and assigns) and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be determined by an independent arbitrator appointed by the American Arbitration Association. In connection with the appointment of an arbitrator, both parties agree to submit the question to final and binding arbitration by an appointee of the American Arbitration Association and to cooperate with the arbitrator, with all costs of arbitration paid by the Company.

b)
The parties irrevocably waive, to the fullest extent permitted by Florida law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

c)
Attorneys' Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose.

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d) In addition to any amount received as attorneys' fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys' fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

8.   ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Director's relationship solely with respect to his position as Chairman with Company. This Agreement entirely supersedes and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to Director's relationship as Chairman or Director. Agreements related to Director's ownership of the Securities are not affected by this Agreement.

9.   AMENDMENTS; WAIVERS

This Agreement may not be amended except by a writing signed by Director and by a duly authorized representative of the Company other than Director. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

10.   ASSIGNMENT

Director agrees that Director will not assign any rights or obligations under this Agreement, with the exception of Director's ability to assign rights with respect to the Securities. Nothing in this Agreement shall prevent the consolidation, merger or sale of Company or a sale of all or substantially all of its assets.

11.   SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12.   GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regards to principles of conflicts of law.

13.   INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

14.   BINDING AGREEMENT

Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director's

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duties or compensation as Chairman will not affect the validity or scope of the remainder of this Agreement.

15.   DIRECTOR ACKNOWLEDGMENT

Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement,  that Director is fully aware of its legal effect, and that Director has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

16.   COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or PDF copies shall be considered originals for all purposes.

17.   DATE OF AGREEMENT

The parties have duly executed this Agreement as of the date first written above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY	DIRECTOR

/s/ Linda Starr
Authorized Signature	Authorized Signature

LINDA STARR, DIRECTOR
Print Name and Title	Print Name and Title

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EXHIBIT A
DESCRIPTION OF SERVICES

Responsibilities as Director. Director shall have all responsibilities of a Director of the Company imposed by Nevada or applicable law, the Certificate of Incorporation, as amended, and Bylaws, as amended, of Company. These responsibilities shall include, but shall not be limited to, the following:

1. Attendance. Use best efforts to attend scheduled meetings of Company's Board of Directors;

2. Act as a Fiduciary. Represent the shareholders and the interests of Company as a fiduciary; and

3. Participation. Participate as a full voting member of Company's Board of Directors in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance.

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EXHIBIT B
AUTHORIZED ACTIVITIES

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